Exhibit 99.1

Global Communications:	Investor Relations:
Bryan Thomas	Anne Marie McCauley
Wind River	Wind River
510-749-2414	510-749-2551
bryan.thomas@windriver.com	annemarie.mccauley@windriver.com

Wind River to Acquire MIZI Research

Acquisition to Strengthen Wind River’s Mobile Linux Capabilities, Accelerate Mobile Services in Asia Pacific

ALAMEDA, CA – August 28, 2008 – Wind River (NASDAQ: WIND), the global leader in Device Software Optimization (DSO), today announced that it has signed an agreement to acquire MIZI Research, Inc., a privately-held company based in Seoul, Korea that focuses on the development of mobile application platforms based on embedded Linux. Founded in 1999, MIZI currently has 65 employees and is one of the earliest Linux pioneers in the mobile market. With this acquisition, Wind River expects to gain access to world-class mobile expertise that can be leveraged across its various mobile alliances as well as accelerate its mobile services presence in Asia Pacific.

Under the terms of the agreement, Wind River will pay up to USD $16 million in cash to acquire substantially all of the outstanding shares of MIZI. The completion of the acquisition is subject to customary closing conditions and is expected to occur in Wind River’s third fiscal quarter ending October 31, 2008. Wind River expects that the acquisition will not have a material impact on GAAP and non-GAAP earnings per share in FY09. It is anticipated to be accretive to GAAP and non-GAAP earnings per share in FY10.

A number of fast-growing consumer electronic market segments are turning towards Linux and developing common requirements based on mobility, wireless connectivity, location-based services, feature-rich user interfaces and the promise of a rapidly expanding ecosystem of mobile and connected applications derived from the desktop. Wind River is targeting a number of vertical markets as Linux growth opportunities, including automotive infotainment, mobile handsets and mobile internet devices. Each of these segments require Wind River to rapidly expand its mobile Linux services delivery capability as well as deepen the value of its product offering tailored to these markets, which is the competency that MIZI has been developing for nearly a decade. Wind River’s mobile Linux strategy is focused on open standards and consortia, and it is expected that MIZI’s mobile expertise will be redeployed on these projects and provide a basis for differentiation.

“Wind River is targeting the mobile device market as a strategic growth opportunity within our Linux business. With the addition of the MIZI team to Wind River, we will benefit from their mobile expertise in areas such as telephony, feature-rich user interfaces and multimedia, as well as their world-class mobile systems integrator expertise, complementing our current efforts across a variety of mobile alliances,” said Ken Klein, chief executive officer, Wind River. “This acquisition will provide us with access to a talented pool of experts in mobile Linux and enable us to accelerate our mobile services presence in Asia Pacific.”

About MIZI Research, Inc.

MIZI Research, Inc. is an independent software company that specializes in the development of embedded Linux-based mobile application platforms. The solutions from MIZI can be used to power various devices such as mobile phones, automotive telematics and videophones. Founded in 1999, MIZI’s solutions can be found on more than 20 commercialized consumer electronics products.

About Wind River

Wind River is the global leader in Device Software Optimization (DSO). Wind River enables companies to develop, run and manage device software faster, better, at lower cost and more reliably. Wind River platforms are pre-integrated, fully standardized, enterprise-wide development solutions. They reduce effort, cost and risk and optimize quality and reliability at all phases of the device software development process, from concept to deployed product. Founded in 1981, Wind River is headquartered in Alameda, Calif., with operations worldwide. To learn more, visit Wind River at www.windriver.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the expected completion of the proposed acquisition, expected benefits from the proposed acquisition and the expected effect of the proposed acquisition on our future results of operations. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the expectations expressed in the forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to delays in completing the proposed acquisition, failures of closing conditions to be satisfied, difficulties in integrating the operations of Wind River and MIZI Research, Inc. and the success of our strategies for leveraging the capabilities of MIZI. More details about these and other risks that may impact Wind River and its business are included in Wind River’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008, its Quarterly Reports on Form 10-Q and its other periodic filings with the Securities and Exchange Commission. Forward-looking statements are based on information as of the date of this press release, and Wind River does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

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